NORTH FORK BANK

                             ADVISED LINE OF CREDIT
                              REVOLVING CREDIT NOTE

BORROWER: AMERICAN UNITED GLOBAL, INC.

PRINCIPAL: $10,000,000                                 Date:  May 15, 1997

PROMISE TO PAY: The undersigned (the "Borrower"), for value received, does hereby promise to pay to the order of NORTH FORK BANK (the "Bank") at its offices at 245 Love Lane, Mattituck, New York 11952, or at any of its branches, the sum of TEN MILLION ($10,000,000) DOLLARS plus interest thereon from the date hereof as set forth herein.

RATE AND PAYMENT: The Borrower shall pay said sum, or such lesser amount as may then be the aggregate unpaid principal balance of all loans made by the Bank to the Borrower hereunder, (each a "Loan" and collectively the "Loans") on or before October 1, 1998 (the "Maturity Date").

Each advance made by the Bank to the Borrower hereunder shall bear interest at an interest rate equal to one hundred twenty-five (125) basis points in excess of the "Effective LIBOR Rate," payable monthly in arrears commencing on June 15, 1997 and on the fifteenth day of each month thereafter. The "Effective LIBOR Rate" shall be that rate, to be selected by the Borrower on the date of each such advance, published in The Wall Street Journal on the day preceding said election as the LIBOR Rate (adjusted for any applicable reserve requirement of the Bank) with a time frame not to exceed the lesser of (a) 365 days, or (b) the number of days until the maturity of this Note and shall be applied to the unpaid principal balance of such advance for the corresponding number of days (each an "Interest Rate Period"). The Borrower shall notify the Bank at least two (2) business days prior to the expiration of an Interest Rate Period as to its election of an Effective LIBOR Rate to be applied to each advance for the subsequent Interest Rate Period. In the event that the Borrower does not select an Effective LIBOR Rate for the subsequent Interest Rate Period such advance Note shall automatically roll over at one hundred twenty-five (125) basis points in excess of the same index controlling during the immediately preceding Interest Rate Period for the corresponding period of time. This Note shall mature on October 1, 1998 on which date no further advances shall be available thereunder and all outstanding principal, interest and/or related charges due to the Bank thereunder shall be due and payable.

The Borrower further agrees that this Note shall bear interest at any stated or accelerated maturity hereof at a rate of five (5%) percent in excess of the rate hereinbefore provided for, payable on demand. In no event shall the rate either before or after the occurrence of any such default exceed the highest rate of interest, if any, permitted under applicable New York or Federal law.

If any payment is not made within ten (10) days of its respective due date as set forth herein, or if the entire balance becomes due and payable and is not paid, all or part of the amount due may be offset out of any account or other property which the Borrower has at the Bank or any affiliate of the Bank without prior notice or demand.

The Bank may charge any account of the Borrower for any payment due to the Bank hereunder.

LATE CHARGES: The Borrower will pay a charge of one (1%) percent of the amount of any payment which is not made within ten (10) days of its respective due date, or, if applicable, which cannot be debited from its account due to insufficient balance on the debit date.

ATTORNEYS FEES: In the event the Bank retains counsel with respect to enforcement of this Note or any other document or instrument given to the Bank, the Borrower agrees to pay the Bank's reasonable attorneys fees (whether or not an action is commenced and whether or not in the court of original jurisdiction, appellate court, bankruptcy court, or otherwise).

REVOLVING CREDIT OFFERING:

            a. The Loans evidenced by this Note are available in one or more advances during the period which commences on the date hereof and ends on October 1, 1998 (the "Credit Period") in an aggregate principal amount up to, but not exceeding at any time the outstanding principal sum of Ten Million ($10,000,000) Dollars (the "Commitment"). During the Credit Period, the Borrower may use the Commitment by borrowing, prepaying in whole or in part and reborrowing, on a revolving basis, all in accordance with the terms and conditions hereof; provided, however, that each Loan or prepayment be in a minimum amount of $10,000.

            b. The date and amount of each Loan and of each payment of principal shall be maintained by the Bank in its books and records at the time of each Loan or payment. All such notations shall be presumed to be correct and the aggregate net unpaid amount of Loans set forth therein shall be presumed to be the principal balance hereof.

            c. Each request for a Loan shall be subject to the satisfaction of the following conditions precedent:

                  (i) The Borrower shall have given the Bank notice of such request, setting forth the amount of the Loan requested and the date thereof. Such


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

notice may be written or oral and shall be sufficient if received by 1 p.m. of the date the Loan is requested. If the request is oral, it shall be thereafter confirmed in writing delivered by the Borrower to the Bank.

                  (ii) No Event of Default, or event which would be an Event of Default but for the giving of notice or the passage of time or both, has occurred and is continuing; and all of the representations and warranties made by the Borrower herein shall be true and correct on and as of the date of such request as if made on and as of such date.

            d. Notwithstanding anything to the contrary set forth herein, the aggregate of (i) advances to the Borrower hereunder, and (ii) the difference between $4,400,000 and the balance of the Pledged Account as hereinafter defined shall at no time exceed the lesser of (A) $12,400,000 or (B) the sum of (X) eighty (80%) percent of the market value of those securities in the Custodial Collateral Account as hereinafter defined and (Y) the balance then maintained in the Pledged Account.

            e. Proceeds hereof shall be utilized by the Borrower for working capital.

            f. Notwithstanding anything to the contrary set forth herein, the facility evidenced by this Note is only an advised line of credit (and NOT a committed loan facility). Any advances to the Borrower shall be made in the sole discretion of the Bank and further availability may be terminated by the Bank at any time in its sole discretion upon reasonable notice.

CONDITIONS PRECEDENT.

            a. Prior to funding the first Loan, the Borrower shall satisfy the following conditions precedent including delivery to the Bank of the following:

                  (i) An executed copy of this Note;

                  (ii) The Bank shall receive a pledge by the Borrower to the Bank of all sums to be maintained by the Borrower in a certain Custodial Collateral Account (the "Custodial Collateral Account") in the name of the Borrower at the Bank with a market value of not less than Seventeen Million Nine Hundred Thirty Thousand ($17,930,000) Dollars as of February 28, 1997. Said pledge shall be evidenced, in part, by a Pledge Agreement in the Bank's standard form for same (the "Custodial Collateral Account Pledge"). During the term of the Loan, the Bank shall permit the purchase, sale or transfer certain collateral in the Custodial Collateral Account at the direction of the Borrower or its designee provided that in any such event the Bank shall receive substitute collateral acceptable to the Bank of equal or greater value. Securities maintained by the Borrower in the Custodial Collateral Account shall be high


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

grade commercial paper with ratings of not less than P1 (Moodys) and A1 (Standard & Poors) or United States Treasury Securities. Commercial paper held in said account shall have a maximum tenor of two hundred seventy (270) days.

                  (iii) The Bank shall receive a pledge by the Borrower to the Bank of all sums to be maintained by the Borrower in a non-interest bearing Demand Deposit Account in the name of the Borrower at the Bank with a balance of not less than $2,500,000 prior to March 15, 1998 and $2,000,000 thereafter (the "Pledged Account"). Said pledge shall be evidenced, in part, by a Pledge Agreement in the Bank's standard form for same (the "DDA Pledge").

                  (iv) All other documents reasonably required by the Bank and/or its counsel in order to evidence and/or secure the Bank's position as set forth herein.

REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank that:

            a. This Note, the Custodial Collateral Account Pledge, the DDA Pledge and all other documents executed and delivered herewith have been duly executed and delivered and constitute the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms.

            b. The execution and delivery of this Note, the Custodial Collateral Account Pledge, the DDA Pledge and all other documents executed and delivered herewith and performance hereunder and thereunder, will not violate any provision of law.

            c. There are no actions or proceedings pending before any court or governmental authority, bureau or agency, with respect to or threatened against or affecting the Borrower, which if determined adversely would have a material adverse effect on the business, the assets or the financial condition of the Borrower.

            d. The Borrower is not in default under, or in violation of, any term of any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or by which any of the properties or assets owned by or used in the conduct of its business is affected, which default or violation may have a material adverse effect on its business, assets or financial condition.

            e. The Borrower is not a party to or bound by, nor are any of the properties or assets owned by it affected by any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, which materially and adversely affects assets or financial condition.

            f. All financial information heretofore furnliabilities of every kind, which financial condition has not materially adversely changed since the date of the most recently dated financial statement of the Borrower heretofore furnished to the Bank.

            g. No part of the proceeds of the loan which is evidenced by this Note will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of indebtedness which was incurred for the purpose of purchasing or carrying, any margin stock as such term is defined in Sec. 221.3 of Regulation U of the Board of Governors of the Federal Reserve System.


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

FINANCIAL STATEMENTS. During the term hereof, the Borrower shall deliver to the
Bank:

            a. Annual Audited Financial Statements and signed Federal Tax Returns of the Borrower (and all schedules annexed thereto) no later than ninety
(90) days after the end of each year or upon filing and quarterly 10Q statements within sixty (60) days after the end of each such period;

            b. Within a reasonable time after a written request therefor, such other financial data or information as the Bank may reasonably request from time to time.

AFFIRMATIVE COVENANTS.  The Borrower will:

            a. Duly pay and discharge all taxes or other claims which might become a lien upon any of its properties except to the extent that such items are being in good faith appropriately contested;

            b. Maintain, preserve and keep its properties in good repair, working order and condition, and make all reasonable repairs, replacements, additions, betterments and improvements thereto;

            c. Permit the Bank to make or cause to be made, inspections and audits of any books, records and papers of the Borrower and each guarantor hereof and to make extracts therefrom at all such reasonable times and as often as the Bank may reasonably require; and

            d. Immediately give notice to t action which the Borrower has taken and proposes to take with respect thereto.

NEGATIVE COVENANTS.  The Borrower will not:

            a. create, assume or permit to exist, any mortgage, pledge, lien or encumbrance of or upon or security interest in, any of its property or assets now owned or hereafter acquired except (i) mortgages, liens, pledges and security interests in favor of the Bank; (ii) other liens, charges and encumbrances incidental to the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; and (iii) liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with generally accepted accounting principles;


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

            b. assume, endorse, be or become liable for or guarantee the obligations of any person except subsidiaries of the Borrower by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

COLLATERAL SECURITY.

      a. As collateral security for the payment of any and all sums owing under this Note and all other obligations, direct or contingent, joint, several or independent, of the Borrower and each endorser or guarantor hereof now or hereafter existing, due or to become due to, or held, or to be held by, the Bank, whether created directly or acquired by assignment or otherwise (all of such obligations, including this Note, are hereinafter called the "Obligations"), the Borrower hereby grants to the Bank a lien on and security interest in any and all deposits or other sums at any time credited by or due from the Bank to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to the Bank from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence of any Event of Default be set-off, appropriated and applied by the Bank against any of the Obligations whether or not such Obligations are then due or are secured by any collateral, or, if they are so secured, whether or not such collateral held by the Bank is considered to be adequate and with respect to all collateral security the Bank shall have all the rights and remedies available to it under the Uniform Commercial Code of New York and other applicable law.

      b. This Note is also secured by (i) the Custodial Collateral Account Pledge and (ii) the Pledged Account.

      EVENTS OF DEFAULT. If any one or more of the following eventsf and interest on the Obligations shall immediately become due and payable:

      a. Failure to pay any amount required by this Note within five (5) days of its respective due date, or any other obligation owed to the Bank by Borrower;

      b. Failure to perform or keep or abide by, after any applicable grace period, any term, covenant or condition contained in this Note, the Custodial Collateral Account Pledge, the DDA Pledge, or any other document or instrument given to the Bank in connection with this loan;

      c. The filing of a bankruptcy proceeding, assignment for the benefit of creditors, issuance of any execution, garnishment, or levy against, or the commencement of any proceeding for relief from indebtedness by or against the Borrower;

      d. The happening of any event which, in the good faith judgment of the Bank, materially adversely affects the Borrower's ability to repay or materially adversely affects the value of any collateral;

      e. If any written representation or statement made to the Bank by the Borrower is untrue in any material respect at the time made;

      f. If any written representation, covenant or warranty made to the Bank by the Borrower is breached in any material respect;

      g. The occurrence of a default under the Custodial Collateral Account, the DDA Pledge or any other document or instrument given to the Bank in connection with this loan or any other loan or obligation;

      g. Failure to provide any financial information on request or permit an examination of books and records.

INTEREST ADJUSTMENT. Notwithstanding anything to the contrary contained in this Note, the rate of interest payable on this Note shall never exceed the maximum rate of interest permitted under applicable law. If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, and such prescribed rate is thereafter below such maximum rate, the prescribed rate shall be increased to the maximum rate for such period of time as is required so that the total amount of interest received by the Bank is that which would have been received by the Bank, except for the operation of the first sentence of this
Section 9.

NOTICES. All notices, requests and other communications pursuant to this Note shall be in writing, either by letter (delivered by hand or sent by certified mail, return receipt requested) or telegram, addressed as follows:

      a.  if to the Borrower:

               American United Global, Inc.
               11130 N.E. 33rd Place
               Suite 250
               Bellevue, Washington  98004

      b.  if to the Bank:

               North Fork Bank
               275 Broad Hollow Road
               Melville, New York  11747
               Attention:  Sonya Morlock, Assistant Vice President


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

            Any notice, request or communication hereunder shall be deemed to have been given when deposited in the mails, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph company, addressed as aforesaid. Any party may change the person or address to whom or which the notices are to be given hereunder, but any such notice shall be effective only when actually received by the party to whom it is addressed.

GOVERNING LAW. This Note and the rights and obligations of the parties shall be construed and interpreted in accordance with the laws of the State of New York and the Borrower consents to the jurisdiction of the courts of New York in any action brought to enforce any rights of the Bank under this Note.

MISCELLANEOUS.

            a. Only those agreements, representations and warranties made expressly herein shall survive the delivery of this Note. The Borrower waives trial by jury, set-off and counterclaim of any nature or description in any litigation in any court with respect to, in connection with, or arising out of, this Note or any instrument or document delivered pursuant hereto or the validity, protection, interpretation, collection or enforcement hereof.

            b. No modification or waiver of or with respect to any provision of this Note, or consent to any departure by the Borrower from any of the terms or conditions hereof, shall in any event be effective unless it shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances.

            c. Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be eelay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right.

            d. In the event that this Note is placed in the hands of an attorney for collection by reason of any default hereunder, the Borrower agrees to pay reasonable attorney's fees so incurred. The Borrower promises to pay all expenses of any nature as soon as incurred whether in or out of court and whether incurred before or after this Note shall become due at its Maturity Date or otherwise and costs which the Bank may deem necessary or proper in connection with the satisfaction of the indebtedness or the administration, supervision, preservation, protection (including but not limited to maintenance of adequate insurance) of or the realization upon the collateral.

            e. The Borrower hereby waives presentment, demand for payment, protest, notice of protest, notice of dishonor, and any or all other notices or demands except as otherwise expressly provided for herein.

            f. All accounting terms not otherwise defined in this Note shall have the meanings ascribed thereto under generally accepted accounting principles.

            g. Delay or failure of the Bank to exercise any of its rights under this Note shall not be deemed a waiver thereof. No waiver of any condition or requirement shall operate as a waiver of any other or subsequent condition or requirement. The Bank or any other holder of this Note need not present it before requiring payment. The Borrower waives trial by jury, offset, and counterclaim with respect to any action arising out of or relating to this Note. This Note may not be modified or terminated orally. This Note shall be governed by the laws of the State of New York without regard to its conflicts of laws rules.

            h. The Borrower expressly warrants and represents that no statements, agreements or representations, whether oral or written, have been made by the Bank, or by any employee, agent or broker of the Bank with respect to the obligation or debt evidenced by this Note. The Borrower further expressly warrants and represents that (i) no oral commitment has been made by the Bank to extend or continue any credit to the Borrower or any party other than as expressly stated herein or in those certain documents executed in connection herewith, (ii) no representation or agreement has been made by or with the Bank, or any employee, agent or broker of the Bank, to forebear or refrain in any way from exercising any right or remedy in its favor hereunder or otherwise unless expressly set forth herein, and (iii) the Borrower and Guarantors have not and will not rely on any commitment to extend or continue any credit, nor on any agreement to forebear or refrain from exercising rights or remedies unless such commitment or agreement shall be in writing and duly executed by an authorized officer of the Bank.

            IN WITNESS WHEREOF, the Borrower has signed this Note the 15th day of May, 1997.

                                       AMERICAN UNITED GLOBAL, INC.


                                   By:
                                       ------------------------------------
                                       ROBERT RUBIN
                                       Chairman, CEO


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

STATE OF NEW YORK  )
                   )  ss.:
COUNTY OF SUFFOLK  )

      On the 15th day of May, 1997, before me personally came ROBERT RUBIN, to me known, who being by me duly sworn, did depose and say that he resides at 25 Highland Boulevard, Dix Hills, New York 11746; that he is the Chairman, CEO of AMERICAN UNITED GLOBAL, INC. which corporation executed the foregoing instrument and that he signed his name thereto by order of the Board of Directors of same.


                                   ------------------------------------
                                   Notary Public


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